Exhibit 99.1

Investor Contact:	Mike Phalen
Chief Financial Officer
Krispy Kreme Doughnuts, Inc.
336.733.3707

Media Contact:	Robbin E. Moore
Investor Relations Director
Krispy Kreme Doughnuts, Inc.
336.726.8857

KRISPY KREME ANNOUNCES RECORD FOURTH QUARTER SALES RESULTS
AND INITIAL FISCAL 2005 GUIDANCE

Winston-Salem, NC (February 17, 2004) – Pending its release of audited fiscal 2004 financial results on March 10, 2004, Krispy Kreme Doughnuts, Inc. (NYSE: KKD) announced certain key preliminary business metrics designed to provide investors with early indications of the Company’s operating performance in the fourth quarter of fiscal 2004, which ended February 1, 2004.

The Company indicated that business momentum and sales growth continued to be strong, driven by increases in comparable store sales and new store openings. Fourth quarter systemwide sales including sales of company and franchise stores grew 25.6%. Systemwide and company comparable store sales increased 9.1% and 10.7%, respectively, for the quarter. Sales momentum increased throughout the quarter, but sales were affected by the grocery store strikes and unseasonably warm weather early in the fourth quarter. Systemwide sales including Krispy Kreme stores and Montana Mills increased 26.6% in the fourth quarter. The Company opened 35 new stores, including 31 factory stores and 4 satellites, during the quarter. In fiscal 2004, the Company opened 99 stores, comprised of 86 factory stores and 13 satellites.

Systemwide sales including sales of company and franchise stores advanced 26.6% for fiscal 2004. On a comparable store basis, systemwide store sales increased 10.2% for the year and company store sales advanced 13.6%. Systemwide sales including Krispy Kreme stores and Montana Mills increased 27.4% for the year. Commenting on these results, Scott Livengood, the Company’s Chairman, President and Chief Executive Officer stated, “We are pleased to report record systemwide sales and store openings for both the quarter and fiscal year. We experienced strong comparable store sales performance across the system in fiscal 2004, driven by continued strength among company stores.”

Additionally, the Company estimates that diluted earnings per share will be approximately $0.26 in the fourth quarter, consistent with previous guidance. The Company expects to earn approximately $0.92 per diluted share for fiscal 2004, including the $0.01 positive impact of the arbitration settlement recorded in the first quarter. Livengood commented further, “I am especially pleased with achieving our earnings guidance in a quarter in which we continued the accelerated development of company stores. We believe these investments in new company stores, including the related pre-opening costs, will provide substantial returns to shareholders.”

The Company also issued preliminary guidance for fiscal 2005. Mike Phalen, the Company’s Chief Financial Officer commented, “The forward estimates were developed based on the continuing evolution of our business model. The primary growth drivers in fiscal 2005 will continue to be opening new factory stores and improving existing store productivity. There will be increased company store development, and the forecast anticipates higher pre-opening and operating costs associated with the new stores. We will continue to invest in our international operations as well as our emerging growth initiatives including our satellite concepts and store-in-store partnerships, which are designed to make the Krispy Kreme experience more convenient to customers.”

The Company expects diluted earnings per share of $1.16 to $1.18 for fiscal 2005 and systemwide comparable store sales growth in the mid-to-high single digits. The Company estimates that systemwide sales will increase approximately 25% in fiscal 2005, while each quarter may be slightly above or below 25%. Additionally, the Company expects to open approximately 120 new stores systemwide, including 20 to 25 satellites, in fiscal 2005. Commenting on the Company’s outlook, Livengood stated, “Our fundamentals remain strong, and we continue to focus on delivering results and creating value for shareholders. Our broadening platform will create significant long-term growth opportunities.”

The Company currently plans to announce financial results for the fourth quarter and fiscal 2004 before the market opens on Wednesday, March 10, 2004. An investor conference call will be held at 9:00 a.m. Eastern Time on that day. The investor conference call will be broadcast live over the Internet at www.krispykreme.com.

We have disclosed above systemwide sales growth as well as systemwide comparable store sales information. Systemwide sales data are non-GAAP financial measures that include sales at all company and franchise stores as well as sales at Montana Mills. We believe systemwide sales information is useful in assessing our market share and concept growth.

Founded in 1937 in Winston-Salem, North Carolina, Krispy Kreme is a leading branded specialty retailer of premium quality doughnuts, including the Company’s signature Hot Original Glazed. Krispy Kreme currently operates 388 stores (comprised of 359 factory stores and 29 satellites) in 43 U.S. states, Australia, Canada, Mexico and the United Kingdom. Krispy Kreme can be found on the World Wide Web at www.krispykreme.com.

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Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Krispy Kreme’s operating results, performance or financial condition are its dependence on franchisees to execute its store expansion strategy, supply issues, competition and numerous other factors discussed in Krispy Kreme’s periodic reports, proxy statement and other information statements filed with the Securities and Exchange Commission.